AIRCRAFT SALE AGREEMENT

dated _____ June 2007

between

Pembroke Capital Aircraft (Shannon) Limited

as

Seller

and

AeroCentury Corp.

as

Purchaser

in respect of

One FOKKER model F.28 MK 0100 Aircraft

Also described:
In the FAA records as - F.28 MK 0100
In the International Registry drop down menu as - FOKKER model F100
and
In the International Registry by free text entry as - model F28MK0100
and
In the Type Certificate Data Sheet as - FOKKER model F.28 Mark 0100

MSN 11331

THIS AIRCRAFT SALE AGREEMENT is made on _____ June 2007

between

(1)
Pembroke Capital Aircraft (Shannon) Limited, a limited liability company incorporated under the laws of Ireland and having its principal place of business at Shannon Airport House, Shannon, Co. Clare, Ireland (the "Seller"); and

(2)
Aero Century Corp., a corporation incorporated under the laws of the State of Delaware, United States and having its principal place of business at 1440 Chapin Ave, Suite 310, Burlingame, California 94010, USA (the "Purchaser").

RECITAL

The Seller has agreed to sell and the Purchaser has agreed to purchase the Aircraft on the terms and conditions set out below.

NOW IT IS AGREED as follows:

1. Definitions and Interpretation
1.1 In this Agreement capitalized terms shall have the following meanings unless the context requires otherwise:

"Aircraft" means the FOKKER model F.28 MK 0100 Aircraft (also described: in the FAA records as - F.28 MK 0100, in the International Registry drop down menu as - FOKKER model F100, and in the International Registry by free text entry as - model F28MK0100 and in the Type Certificate Data Sheet as - FOKKER model F.28 Mark 0100) more particularly described in Schedule 1 and includes the Engines, Parts and any other items of equipment installed in, or furnished with, the Aircraft at delivery of the Aircraft to Lessee under the Lease (excluding those items of equipment, furnishings and parts which have, or will have been installed on the Aircraft by Lessee on or prior to the Delivery Date and ownership of which is not required, pursuant to the provisions of the Lease, to vest in or be transferred to the Seller but including those items of equipment, furnishings and parts which have, or will have been removed from the Aircraft by Lessee on or prior to the Delivery Date and ownership of which is, pursuant to the provisions of the Lease, vested in or required to be vested in the Seller) and, where the context permits, references to the Aircraft shall include the Aircraft Documents;

"Aircraft Documents" has the meaning given to it in the Lease and all records, manual and documentation relating to the Aircraft that are in the possession of Lessor;

"APU Maintenance Reserve Rate Compensation" means the compensation for loss of revenue during the term of the Lease as a result of Amendment No.1 to the Lease;

"Bill of Sale" means a bill of sale from the Seller to the Purchaser substantially in the form of Schedule 2;

"Business Day" means a day, other than a Saturday or a Sunday, on which banks are open for business in Dublin, Ireland and San Francisco, California, USA;

ÒCape Town Convention" means, collectively, the Convention on International Interests in Mobile Equipment and the Protocol to the Convention on International Interests in Mobile Equipment on matters specific to Aircraft Equipment dated 16 November 2001;

"C-Check Contribution" means the Lessor's contribution to the first C-Check of the Aircraft and the Other Aircraft as set forth in paragraph 1 of Part 3 of Appendix 1 of the Lease;

"Claims" has the meaning given to it in Clause 11.1 of this Agreement;

"Default" has the meaning given to it in the Lease;

"Delivery" means the time at which the Purchaser shall obtain title to the Aircraft from the Seller in accordance with this Agreement;

"Delivery Date" means the date on which Delivery shall occur;

"Delivery Location" means a location as agreed between Seller and Purchaser in accordance with Clause 9;

"Deposit" the sum of the First Instalment and the Second Instalment;

"Dollars" and "US$" means the lawful currency for the time being of the United States of America;

"Effective Time" has the meaning ascribed to it in the Lease Novation;

"Effective Time Notice" has the meaning ascribed to it in the Lease Novation;

"Engines" means the engines described in Schedule 1;

"Expected Delivery Date" means on or about 27 or 28 June 2007 provided Lessee fully cooperates or such other date as the parties may agree but in no event later than 04 July  2007;

"First Instalment" means the sum of US$ 150,000.-;

"Governmental Entity" includes (i) any national government, political subdivision thereof or local jurisdiction therein; (ii) any board, commission, department, division, organ, instrumentality, court or agency of any thereof, however constituted; and (iii) any association, organisation or institution of which any thereof is a member or to whose jurisdiction any thereof is subject or in whose activities any thereof is a participant;

"Inspection Notice" means the notice received on 30 April, 2007 by Seller from Purchaser stating that the results of its inspection of the Aircraft are acceptable;

"International Interest" has the meaning set forth in the Cape Town Convention;

"International Registry" means the international registry established pursuant to the Cape Town Convention;

"Law" includes (i) any statute, decree, constitution, regulation, order or other directive of any Governmental Entity; (ii) any treaty, pact, compact or other agreement to which any Governmental Entity is a signatory or party; (iii) any judicial or administrative interpretation or application of any thereof; and (iv) any amendment or revision of any thereof;

"Lease" means the aircraft lease agreement dated 23 January 2007 between the Lessor, the Lessee and the Lease Guarantor as amended from time to time;

"Lease Documents" has the meaning given to it in the Lease Novation;

"Lease Guarantor" means Bon Air Beleggings en Participatie Maatschappij N.V. (BBPM), a company incorporated and existing under the laws of the Netherlands Antilles and having its principal place of business at Kaya L.D. Gerhardts # 8, Bonaire, Netherlands Antilles;

"Lease Novation" means the Aircraft Lease Amendment and Novation Agreement to be entered into on or prior to the Delivery Date between the Lessor, the Purchaser, the Lessee and the Lease Guarantor in respect of the Lease and the Lessee Certificate of Acceptance;

"Lessee" means Dutch Antilles Express B.V., a company incorporated and existing under the laws of the Netherlands Antilles and having its principal place of business at Plasa Medardo S.V. Thielmann Z/N, Bonaire, Netherlands Antilles;

"Lessee Certificate of Acceptance" means the Certificate of Acceptance dated 24 January 2007 delivered by the Lessee to the Lessor under the Lease;

"Lessor" means Germania Fluggesellschaft mbH a company incorporated under the laws of the Federal Republic of Germany and having its principal place of business at Riedemannweg 58, 13627 Berlin, Germany;

"Lessor Lien" has the meaning given to it in the Lease;

"Maintenance Reserves" has the meaning given to it in the Lease;

"Material Damage" means damage to the Aircraft, the cost of repair of which shall, in the reasonable opinion of Fokker Services B.V. exceed US$ 500,000.-;

"Nationality Registry" means the nationality registry in the Netherlands Antilles (as such registry is established under The National Decree Supervision Aviation, as amended (Landsbeluit Toezicht Luchtvaart, PB 2003, 56)) (Nationaliteitsregister van de Nederlandse Antillen);

"Novated Lease" means the Lease as novated and amended by the Lease Novation;

"Other Aircraft" means the Fokker 100 aircraft with the manufacturer's serial number 11310;

"Part" has the meaning given to it in the Lease;

"Permitted Lien" has the meaning given to it under the Lease.

"Purchase Price" means US$ 6,860,000.-;

"Purchaser Indemnitees" means the Purchaser and JetFleet Management Corp. and each Lender and including any of their respective affiliates, successors and assigns, shareholders, directors, officers, servants, agents and employees;

"Rent" has the meaning given to it in the Lease;

"Second Instalment" means the sum of US$ 300,000.-;

"Security Deposit" has the meaning given to it in the Lease;

"Security Interest" means any mortgage, charge, lien, pledge, encumbrance, hypothecation, lease, sublease, security interest, judgment, writ, order, national or international interest, or right of possession of any kind whatsoever, however and wherever created or arising and whether or not consensual (including any arrangement or agreement to give or effect any of the foregoing and any conditional sale or other title retention agreement);

"Seller Indemnitees" means the Seller, Germania Express GmbH, Lessor, Deutsche Leasing AG, Deutsche Sparkassen Leasing AG & Co. KG, Pembroke Capital Shannon Limited, and including any of their respective affiliates, successors and assigns, shareholders, directors, officers, servants, agents and employees;

"Taxes" means any and all present and future sales, use, personal property, customs, ad valorem, value added, consumption, turnover, stamp, interest equalisation, income, gross receipts or other taxes, fees, withholdings, imposts, duties, deductions, levies or other charges of any nature together with any penalties, fines or interest thereon, imposed, levied or assessed by, or otherwise payable to, any Government Entity;

"Total Loss" has the meaning given to it in the Lease; and

"Transaction Documents" means this Agreement, the Lease Novation, the Effective Time Notice, the Bill of Sale and all notices, consents, confirmations and certificates and other documents related thereto and, in relation to a particular person, means such documents as that party has executed or is to execute.

1.2 (a) Clause headings are for ease of reference only.

(b) References in this Agreement to Clauses, paragraphs or Schedules are, unless otherwise specified, to be construed as references to clauses, paragraphs of and Schedules to this Agreement.

(c) References in this Agreement to any statute or other legislative provision shall include any statutory or legislative modification or re-enactment thereof, or any substitution therefore and all regulations relating thereto, issued or promulgated by a Government Entity.

(d) References in this Agreement to "relevant statutory provision" shall include references to any provision of the laws of any jurisdiction which may from time to time be applicable.

(e) References in this Agreement to any agreement, document or instrument, except in clause 7.2 hereof, shall include such agreement, document or instrument as the same may from time to time be varied, amended, supplemented, novated or substituted.

(f) References in this Agreement to the word "person" or "persons" include, without limitation, individuals, firms, corporations, government agencies, authorities and other bodies, incorporated or unincorporated and whether having distinct legal personality or not.

(g) References in this Agreement to any party hereto or any person include references to any successor or permitted assign of such party or person.

(h) References in this Agreement to the Aircraft include any part of the Aircraft, and, where the context so admits, any of the Aircraft Documents, and references to any part of the Aircraft include any part of any Engine.

(i) Unless the context otherwise requires, words denoting the singular number shall include the plural and vice versa.

(j) Reference in this Agreement to the word "written" or "in writing" shall include any means of visible reproduction.

2. Sale and Purchase

2.1 The Seller agrees to sell to the Purchaser, and the Purchaser agrees to purchase from the Seller, the Aircraft for the Purchase Price at the Delivery Location on the terms and conditions contained herein.

2.2 The Seller agrees to cause Lessor to transfer the actual balance of the Security Deposit and the Maintenance Reserves held by Lessor at Delivery and the Rent received in respect of any period falling after Delivery to the Purchaser on the Delivery Date. Such transfer may be made by way of a set-off against the Purchase Price.

3. Payments

3.1 The Purchase Price shall be paid by the Purchaser to the Seller as follows:
(a) the First Instalment prior to the date of this Agreement;

(b) the Second Instalment upon execution of this Agreement; and

(c)
the Purchase Price minus the Deposit and the APU Maintenance Reserve Rate Compensation amounting to US$ 44,587.39 plus Seller's share of the C-Check Contribution amounting to US$ 111.000.- on the Delivery Date (also subject to Clause 2.2 above)

to the following bank account of Seller:

Correspondent Bank:    Bank of New York
Swift Code:         IRVTUS3N
ABA No.:          021000018
Account No.:      8900338067

For Account of:     Ulster Bank Limited, Dublin
Swift Code:      ULSBIE2D
Account Name:     Pembroke Capital Aircraft (Shannon) Limited
Account No.:  1113316102
Reference:      Aerocentury MSN 11331

or such other bank account as Seller may advise in writing.

3.2 All payments hereunder shall be made in Dollars and in immediately available funds so that the recipient receives credit for the full amount of such payment on the due date. All such payments shall be made in full without any deduction or withholding (whether in respect of setoff (except as set forth in clause 2.2), counterclaim, duties, Taxes imposed by any Governmental Entity, charges or otherwise howsoever), unless the payer is prohibited by law from doing so, in which event the payer shall (i) ensure that the deduction or withholding does not exceed the minimum amount legally required; (ii) forthwith pay to the recipient such additional amount as shall result in the net amount received by the recipient being equal to the amount which would have been received by the recipient had such a deduction or withholding not been made; (iii) pay to the relevant taxation or other authorities, within the period for payment permitted by applicable law, the full amount of the deduction or withholding; and (iv) upon request in writing from the recipient to the payer deliver to the recipient receipts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

3.3
(a)	Seller and Purchaser acknowledge and agree that the Deposit (without any interest) shall be refundable to Purchaser in the following instances:

(i)	in the event of termination of this Agreement under Clauses 4.1, 4.2 or 4.3 below;

(ii)
in the event that any of the Conditions Precedent to Purchaser's obligations (as set forth in Clause 6 below) are not met prior to the Expected Delivery Date Purchaser may terminate this Agreement by written notice to Seller and upon receipt of such notice Seller shall refund the Deposit to Purchaser;

(iii)
in the event that all conditions precedent to Seller's obligations have been met and Purchaser is ready, willing and able to proceed with sale hereunder and Seller breaches its obligations to sell and deliver the Aircraft to Purchaser pursuant to the terms and conditions contained in this Agreement, Purchaser may terminate this Agreement by written notice to Seller and upon receipt of such notice Seller shall refund the Deposit to Purchaser.

(b)
In the event all conditions precedent to Purchaser's obligations have been met and Seller is ready, willing and able to proceed with the sale hereunder and Purchaser breaches its obligations to purchase the Aircraft and pay the Purchase Price pursuant to the terms and conditions contained in this Agreement, Seller may terminate this Agreement by written notice to Purchaser and the Deposit may be retained by Seller.

4. Delivery and Acceptance

4.1 Immediately prior to Delivery, Purchaser shall be entitled to a final inspection of the Aircraft (the "Final Inspection") for the purposes of verifying that no Material Damage or Total Loss of the Aircraft has occurred since the issuance of the Inspection Notice. The Seller and the Purchaser shall use all reasonable endeavours to procure that Delivery occurs on the Expected Delivery Date while the Aircraft is at the Delivery Location and at such time as the parties may reasonably agree, or as soon after the Expected Delivery Date as is reasonably possible and always subject to the terms and conditions of this Agreement and in no event shall the Expected Delivery Date extend beyond 04 July 2007.

For the avoidance of doubt, if Delivery does not occur on or prior to the Expected Delivery Date (and the parties have not agreed to amend such date to a later date) each party shall have the right and option to terminate this Agreement upon notice to the other, whereupon the Seller shall refund the Deposit (without any interest) to Purchaser and thereafter, this Agreement shall terminate and neither party shall have any further rights or obligations hereunder other than survival of the parties' respective obligations under Clause 14 hereof. Further, the provisions of Clause 4.4 shall not entitle the Seller to delay Delivery until the date after the Expected Delivery Date.

4.2 If the Aircraft, prior to the sale and Delivery thereof to Purchaser, suffers a Total Loss, Seller shall notify the Purchaser thereof as soon as practicable and refund the Deposit (without interest) to Purchaser. After receipt of such notice and refund of the Deposit to Purchaser, this Agreement shall terminate and thereafter, neither party shall have any further rights or obligations (other than the parties’ respective obligations under Clause14) hereunder.

4.3 If, prior to Delivery, the Aircraft suffers any damage for which the costs of the repair exceeds $50,000.-, Seller will notify Purchaser thereof as soon as practicable (after having been notified by Lessee in respect thereof) and Purchaser may request the immediate evaluation of such damage by Fokker Services B.V. in order to determine whether or not Material Damage to the Aircraft has occurred. If it is determined by Fokker Services B.V. that Material Damage has occurred, then the cost of the evaluation shall be for the account of the Seller, and Purchaser shall have the right to either, proceed with sale and delivery hereunder (relying on the Lessee to effect repair in accordance with the Lease) or, notify Seller of Purchaser’s termination of this Agreement, and upon receipt of Purchaser’s termination notice, Seller shall refund the Deposit (without interest) to Purchaser and upon such refund and notice by Purchaser of such termination, this Agreement shall terminate and thereafter, neither party shall have any further rights or obligations (other than the parties’ respective obligations under Clause 14) hereunder. If the damage is determined not to be Material Damage, Purchaser, notwithstanding such damage, will accept and purchase the Aircraft in accordance with the terms hereunder and the cost of the evaluation by Fokker Services B.V. shall be for the account of the Purchaser.

4.4 The Seller shall not be liable for or be deemed to be in breach of this Agreement in respect of any delay or failure in tendering the Aircraft on the Expected Delivery Date if such delay or failure results from any occurrence that is beyond the reasonable control of the Seller.

4.5 On the Delivery Date, subject to satisfaction or explicit waiver of the conditions precedent set out in Clauses 5 and 6, the Purchaser shall pay to the Seller the Purchase Price and upon receipt by the Seller of the Purchase Price, the Seller and the Purchaser shall execute and deliver to the other party, the Bill of Sale and the parties shall make the Lease Novation effective. Effective as and from the Delivery, the Seller hereby consents to the Purchaser's registering the sale of the Aircraft as and International Interest, as described and defined in the Cape Town Convention, to be validly registered with, and searchable at, the International Registry (including using all airframe model numbers noted herein in connection with such registration) and shall take such actions (including without limitation becoming (or causing its counsel) to become a "transaction user entity" with the International Registry and supplying its consent) as is reasonably required for such International Interest to be noted on the International Registry.

4.6 As between the Seller and the Purchaser, the risk of loss of, or damage to, the Aircraft shall pass from the Seller to the Purchaser upon delivery of the Bill of Sale by the Seller to the Purchaser.

4.7 The Aircraft to be sold hereunder shall be delivered to the Purchaser "AS IS WHERE IS WITH ALL FAULTS" at the Delivery Location and SUBJECT TO EACH AND EVERY DISCLAIMER OF WARRANTY AND REPRESENTATION AS SET FORTH IN CLAUSE 10. Subject to the foregoing provisions of Clause 4 and the due fulfilment or explicit waiver of all the conditions precedent referred to in Clauses 5 and 6, the Purchaser shall unconditionally accept the Aircraft for all purposes hereunder at Delivery in the condition in which it exists at Delivery and shall execute and deliver to Seller the countersigned Bill of Sale. Acceptance of the Aircraft by the Purchaser at Delivery and execution by the Purchaser of the Bill of Sale shall constitute an acknowledgement by the Purchaser that the Aircraft is in the condition required by the provisions of this Agreement.

4.8 As soon as practicable after Delivery, Seller shall procure that Lessor, at Purchaser’s risk, cost and expense, shall ship to a United States location to be specified by Purchaser, all Aircraft Documents not in the possession of the Lessee but in the possession of Lessor at time of Delivery. Seller shall reimburse Purchaser's reasonable costs and expenses of transportation in respect of such shipment within 30 days after Seller's receipt of Purchaser's supported invoice.

5. Conditions Precedent - Seller

5.1 The Seller’s obligation to sell the Aircraft hereunder is subject to the following express conditions precedent on the Delivery Date:

(a) receipt by the Seller of the Purchase Price, as provided for in Clause 4.5;

(b) receipt by the Seller of a copy certified by an officer of the Purchaser to be a true, complete and up-to-date copy of the constitutive documents of the Purchaser;

(c) receipt by the Seller of a copy certified by an officer of the Purchaser, to be a true, complete and up-to-date copy of resolutions of the board of directors (or other appropriate governing body) of the Purchaser, which are in full force and effect and not amended or rescinded:

(i) approving the terms of, and the transactions contemplated by the Transaction Documents; and

(ii) authorising a specified person or persons to sign and deliver on behalf of the Purchaser, the Transaction Documents and any notices or other documents to be given or entered into pursuant thereto, and

(iii) a specimen signature of each such person;

(d) the representations and warranties of the Purchaser in Clause 8 of this Agreement being true and correct on the Delivery Date as though such representations and warranties have been made as of the Delivery Date;

(e) the Purchaser having complied with its material obligations under the Transaction Documents required to have been performed at or before Delivery;

(f) receipt by the Seller of the conditions precedent which it is entitled to receive pursuant to Clause 5.4 of the Lease Novation;

(g) receipt by the Seller of a letter from the Purchaser’s process agent in Germany addressed to the Purchaser agreeing to act as the Purchaser’s process agent in connection with the Transaction Documents;

(h) receipt by the Seller of evidence reasonably satisfactory to the Seller demonstrating that the insurances required to be effected pursuant to Clause 12 of this Agreement have been effected;

(i) no change having occurred after the date of this Agreement in any applicable law which would make it illegal for the Seller to perform any of its obligations under this Agreement (and any other documents or agreements to be entered into pursuant hereto), provided that if any such change has occurred, the parties shall use all reasonable cooperative endeavours to restructure the transaction contemplated by such documents so as to avoid the aforementioned illegality;

(j) the receipt by the Seller of the Lease Novation duly executed by the Lessor, the Lessee, the Lease Guarantor and the Purchaser and of the Effective Time Notice (as defined in the Lease Novation) executed by the Purchaser, Lessee, Lease Guarantor and the Lessor, held in escrow to the order of the Purchaser;

(k) subject always to Clause 4.2 and 4.3, no Total Loss or Material Damage having occurred;

(l) the receipt by the Seller of a tax opinion from Seller’s own tax counsel in respect of the transaction set forth hereunder reasonably satisfactory by Seller; and

(m) no action, suits or proceedings or any governmental action shall have been instituted or be threatened before any court or before or by any Governmental Entity, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or Governmental Entity, as of the Delivery Date, questioning the validity or legality of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or the ability of the parties hereto to consummate the transactions contemplated hereby or thereby.

5.2 The conditions precedent in Clause 5.1 are for the Seller’s benefit and may be waived in writing, in whole or in part by the Seller.

6. Conditions Precedent - Purchaser

6.1 The Purchaser’s obligation to purchase the Aircraft hereunder is subject to the following express conditions precedent on the Delivery Date:

(a) receipt by the Purchaser of a copy certified by an officer of the Seller to be a true, complete and up-to-date copy of the constitutive documents of the Seller;

(b) a copy certified by an officer of the Seller, to be a true, complete and up-to-date copy of resolutions of the board of directors (or other appropriate governing body) of the Seller, which are in full force and effect and not amended or rescinded:

(i) approving the terms of, and the transactions contemplated by the Transaction Documents; and

(ii) authorising a specified person or persons to sign and deliver on behalf of the Seller, the Transaction Documents and any notices or other documents to be given or entered into pursuant thereto, and

(iii) a specimen signature of each such person;

(c) the representations and warranties of the Seller in Clause 7 of this Agreement being true and complete on the Delivery Date as though such representations and warranties have been made as of the Delivery Date;

(d) the Seller having complied with its material obligations under the Transaction Documents required to have been performed at or before Delivery;

(e) the confirmation on or before 30 April 2007 that Purchaser has completed the First Inspection of the Aircraft to its satisfaction;

(f) receipt by the Purchaser of the conditions precedent set out in Clause 5.1 of the Lease Novation;

(g) receipt by the Purchaser of a letter from the Seller’s process agent in Germany addressed to the Seller agreeing to act as the Seller’s process agent in connection with the Transaction Documents;

(h) no change having occurred after the date of this Agreement in any applicable law which would make it illegal for the Purchaser to perform any of its obligations under this Agreement (and any other documents or agreements to be entered into pursuant hereto), provided that if any such change has occurred the parties shall use all reasonable cooperative endeavours to restructure the transaction contemplated by such documents so as to avoid the aforementioned illegality;

(i) receipt by the Purchaser of the Lease Novation duly executed by the Lessee, Lease Guarantor and the Lessor and of the Effective Time Notice (as defined in the Lease Novation) executed by the Lessor, Lease Guarantor and Lessee, held in escrow to the order of the Purchaser;

(j) receipt by the Purchaser of tax and enforceability opinions from its own counsel in respect of the Transaction Documents and the transactions contemplated thereby reasonably satisfactory by Purchaser;

(k) receipt by the Purchaser of certified copies of the original Lease Documents;

(l) subject always to Clause 4.2 and Clause 4.3, no Total Loss or Material Damage having occurred;

(m) no action, suits or proceedings or any governmental action shall have been instituted or be threatened before any court or before or by any governmental agency, nor shall any order, judgment or decree have been issued or proposed to be issued by any court or governmental agency, as of the Delivery Date, questioning the validity or legality of this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or the ability of the parties hereto to consummate the transactions contemplated hereby or thereby;

(n) the Lease shall be in full force and effect and no Default shall have occurred and be continuing and no event shall have occurred and no condition shall be existing which could reasonably be expected to materially adversely affect the Lessee’s financial or business prospects, Lessee’s performance under the Lease and/or the Purchaser's and its lender’s security position in the Aircraft;

(o) Prior to Delivery, Seller shall have established a valid and subsisting account with the International Registry as a transacting user entity and have appointed an administrator and/or have consented to the appointment of a professional user reasonably acceptable to Purchaser;

(p) receipt by the Purchaser of evidence of termination of any headlease existing prior the Effective Day; and

(q) receipt by the Purchaser of copies of the bills of sale (from US Airways and through any intermediate owners) evidencing Seller's title to the Aircraft.

6.2 The conditions precedent specified in Clause 6.1 are for the Purchaser’s benefit and may be waived in writing, in whole or in part by the Purchaser.

7. Representations and Warranties of Seller

7.1 The Seller hereby represents and warrants, all such representations and warranties being continuing, to the Purchaser, in each case in relation to itself only and in relation to the Transaction Documents to which it is a party only, that:

(a) it is a limited liability company duly organised and legally existing under the laws of Ireland and has the power and authority to carry on its business as presently conducted and to perform its obligations under, and execute and deliver, each of the Transaction Documents and each of the Transaction Documents has been duly authorised by all necessary corporate action on its part, and does not require any approval, direct or indirect, of its shareholders or any approval or consent of any trustee or holder or holders of any of its indebtedness (or if such approval is required, such approval has been obtained);

(b) each of the Transaction Documents has been duly entered into and delivered by it and upon due authorisation, execution and delivery by the other parties thereto will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium or other similar laws affecting creditors’ rights generally, or by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

(c) neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby, nor the compliance by it with any of the terms and provisions thereof will contravene any law applicable to it or any order, writ, injunction or decree of any court or governmental agency or instrumentality binding on it or result in any breach of, or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Aircraft under any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter or by-laws, or other agreement, instrument or other undertaking to which it is a party or by which it or its properties or assets may be bound or affected;

(d) the execution, delivery and performance by it of the Transaction Documents and any of the transactions contemplated thereby do not require any consent, approval, order, or authorisation of, or registration with, or the giving of prior notice to, any Governmental Entity having jurisdiction with respect to the execution, delivery and performance by it of the Transaction Documents or the validity and enforceability thereof or the satisfaction of all monetary and other obligations thereunder;

(e) it is subject to private commercial law and suit under the laws of its jurisdiction of incorporation, it is not entitled to sovereign immunity under the laws of its jurisdiction of incorporation, and neither it nor its properties or assets have any right of immunity from suit or execution on the grounds of sovereignty in its jurisdiction of incorporation;

(f) no provision of the Transaction Documents is prohibited, unlawful or unenforceable under the laws of its jurisdiction of incorporation except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium or other similar laws affecting creditors’ rights generally, or by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

(g) there is no investigation by any governmental agency or any action, suit, proceeding, or claim pending or, to its knowledge, threatened against it with respect to the Aircraft or any of the Transaction Documents which, if adversely determined, would be likely to have a material adverse effect on its ability to comply with its obligations under any of the Transaction Documents, and it knows of no basis or ground for any such investigation, action, suit, proceeding or claim;

(h) there is no outstanding order, lien, levy, distraint, writ, injunction or decree of any court, government or governmental agency against or affecting it directly relating to the Aircraft or any of the Transaction Documents which is likely to have a material adverse effect on its ability to perform its obligations under any of the Transaction Documents; and

(i) at Delivery, the Seller shall be the sole legal and beneficial owner of the Aircraft and shall have good and marketable title to the Aircraft free and clear of any Security Interests whatsoever except for Permitted Liens, which term, "Permitted Liens" shall not, in this context, include Lessor Liens; provided, however, Seller shall have no responsibility for and does not warrant that the Aircraft is free of Lessor Liens created by Purchaser.

7.2 As regards any of the Transaction Documents which have not been executed and delivered on the date of this Agreement, the representations and warranties set out in Clause 7.1 shall apply with respect thereto once they have been executed and delivered.

8. Representations and Warranties of Purchaser

8.1 The Purchaser represents and warrants, all such representations and warranties being continuing, to the Seller, in each case in relation to itself only and in relation to the Transaction Documents to which it is a party only, that:

(a) Purchaser is a corporation duly organised and legally existing under the laws of Delaware, United States of America and has the power and authority to carry on its business as presently conducted and to perform its obligations under and execute and deliver each of the Transaction Documents and each of the Transaction Documents has been duly authorised by all necessary corporate action on its part, and do not require any approval, direct or indirect, of its shareholders or any approval or consent of any trustee or holder or holders of any of its indebtedness (or if such approval is required, such approval has been obtained);

(b) each of the Transaction Documents has been duly entered into and delivered by it and upon due authorisation, execution and delivery by the other parties thereto will constitute its legal, valid and binding obligation enforceable against it in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium or other similar laws affecting creditors’ rights generally, or by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

(c) neither the execution and delivery of the Transaction Documents nor the consummation of the transactions as contemplated thereby, nor compliance by it with any of the terms and provisions thereof will contravene any law applicable to it or any order, writ, injunction or decree of any court or governmental agency or instrumentality binding on it or result in any breach of, or constitute a default under any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement, corporate charter or bylaws or other agreement, instrument or other undertaking to which it is a party or by which it or its properties or assets may be bound or affected;

(d) the execution, delivery and performance by it of the Transaction Documents and any of the transactions contemplated thereby do not require any consent, approval, order or authorisation of, or registration with, or the giving of prior notice to any Governmental Entity having jurisdiction with respect to the execution, delivery and performance by it of the Transaction Documents or the validity and enforceability thereof or the satisfaction of all monetary and other obligations thereunder;

(e) it is subject to private commercial law and suit under the laws of the jurisdiction of its incorporation, it is not entitled to sovereign immunity under the laws of the jurisdiction of its incorporation and neither it nor its properties or assets have the right of immunity from suit or execution on the grounds of sovereignty in the jurisdiction of its incorporation;

(f) no provision of the Transaction Documents is prohibited, unlawful or unenforceable under the laws of the jurisdiction of its incorporation except as enforcement may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganisation, moratorium or other similar laws affecting creditors’ rights generally, or by equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law);

(g) there is no investigation by any governmental agency or any action, suit, proceeding, or claim pending or, to its knowledge, threatened against it with respect to the Aircraft or any of the Transaction Documents which, if adversely determined, would be likely to have a material adverse effect on its ability to comply with its obligations under any of the Transaction Documents, and it knows of no basis or ground for any such investigation, action, suit, proceeding or claim;

(h) there is no outstanding order, writ, injunction or decree of any court, government or governmental agency against or affecting it directly relating to the Aircraft or any of the Transaction Documents which is likely to have a material adverse effect on its ability to perform its obligations under any of the Transaction Documents; and

(i) Purchaser has a net worth of at least $5,000,000.-.

8.2 As regards any of the Transaction Documents which have not been executed and delivered on the date of this Agreement, the representations and warranties set out in Clause 8.1 shall apply with respect thereto once they have been executed and delivered.

9. Taxes
The Delivery Location shall be at a location to be mutually agreed upon by Purchaser and Seller having due regard to any tax implications to which such location may give rise in connection with the transactions contemplated by this Agreement, it being the intention that neither Purchaser nor Seller should suffer any sales, VAT or similar taxes in relation to the sale and purchase of the Aircraft.

10. Warranties and Disclaimers

10.1 THE AIRCRAFT WILL BE DELIVERED IN "AS IS WHERE IS WITH ALL FAULTS" CONDITION. THE SELLER MAKES NO WARRANTIES, GUARANTEES OR REPRESENTATIONS (EXCEPT AS STATED IN CLAUSE 7 OF THIS AGREEMENT AND THE BILL OF SALE, WHICH EXCEPTION APPLIES TO THE ENTIRETY HEREOF) NOR UNDERTAKES ANY OBLIGATION OR LIABILITY, EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, IN EACH CASE WITH RESPECT TO THE AIRCRAFT INCLUDING BUT NOT LIMITED TO (1) ANY IMPLIED WARRANTY (A) AS TO THE DESCRIPTION, AIRWORTHINESS, MERCHANTABILITY, FITNESS FOR ANY PURPOSE, VALUE, CONDITION, DESIGN, USE OR OPERATION OF THE AIRCRAFT OR (B) ARISING FROM ANY PART PERFORMANCE, COURSE OF DEALING, USAGE OR TRADE OR OTHERWISE, (2) ANY SUCH OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY IN TORT, AND (3) ANY SUCH OBLIGATION, LIABILITY, RIGHT, CLAIM OR REMEDY FOR LOSS OF OR DAMAGE TO THE AIRCRAFT, (A) FOR ANY LIABILITY OF ANY LESSEE OR ANY LESSOR TO ANY THIRD PARTY, (B) FOR ANY LIABILITY OF THE PURCHASER TO ANY THIRD PARTY, OR (C) FOR ANY OTHER DIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES; AND ALL SUCH WARRANTIES, GUARANTEES, REPRESENTATIONS, OBLIGATIONS, LIABILITIES, RIGHTS, CLAIMS OR REMEDIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, ARE EXPRESSLY EXCLUDED. DELIVERY BY THE PURCHASER TO THE SELLER OF THE COUNTERSIGNED BILL OF SALE SHALL CONSTITUTE CONFIRMATION BY THE PURCHASER THAT THE AIRCRAFT IS IN EVERY WAY SATISFACTORY TO THE PURCHASER.

EXCEPT AS EXPRESSLY PROVIDED IN THE TRANSACTION DOCUMENTS, NEITHER THE SELLER NOR THE PURCHASER SHALL HAVE ANY LIABILITY TO EACH OTHER FOR ANY OBLIGATIONS OR LIABILITIES OF THE LESSEE OR ANY OTHER THIRD PARTY.

10.2
Seller and Purchaser acknowledge and agree that Seller has conditionally assigned to Lessee under the Lease all effective warranties from manufacturers, service providers or suppliers and that Purchaser shall be entitled to the rights of the "Lessor" under the Novated Lease.

11. Indemnification

11.1 The Purchaser agrees to indemnify, reimburse and hold harmless each of the Seller Indemnitees from and against any and all claims, including without limitation claims made by Lessee under Clause 7.3 of the Lease proceedings, losses, liabilities, suits, judgments, penalties or fines and any costs and expenses in connection therewith, including reasonable attorneys’ fees and expenses (any and all of which are hereafter referred to as "Claims") imposed on, incurred by or asserted against a Seller Indemnitee to the extent arising out of the possession, delivery, performance, management, ownership, registration, control, maintenance, condition, service, repair, overhaul, leasing, use, operation or return of the Aircraft (collectively, the "Use" of the Aircraft), subsequent to Delivery; provided, however, that the Purchaser shall be subrogated to all rights and remedies which such Seller Indemnitee may have against any third party, including manufacturer(s) of the Aircraft or previous owner of the Aircraft or part thereof (other than such Seller Indemnitee) or any vendor, maintenance or modification facility which has done any work on the Aircraft or part thereof.

11.2 The Seller agrees to indemnify, reimburse and hold harmless each of the Purchaser Indemnitees from and against any and all Claims imposed on, incurred by or asserted against such Purchaser Indemnitee to the extent arising out of the Use of the Aircraft prior to Delivery, including, without limitation, (i) any lien, levy, distraint or encumbrance (including Eurocontrol charges) on, over or relating to the Aircraft which were created, or existed prior to delivery of the Aircraft to Lessee under the Lease and with respect to which Lessee makes any claim against Lessor pursuant to Clause 7.3 of the Lease, and (ii) any Claim made by Lessee against Purchaser arising out of Lessee’s rights under Clause 7.3 of the Lease.

11.3 Without prejudice to the Purchaser’s liability under this Clause 11, the Purchaser hereby agrees to indemnify, reimburse and hold the Seller Indemnitees harmless from any Claims in any manner imposed upon, incurred by or asserted against such Seller Indemnitee to the extent arising out of facts or circumstances subsequent to Delivery and made on the grounds that any design, article or material in the Aircraft or any part thereof or the manufacture, operation or use thereof constitutes an infringement of patent, copyright, design, trademark or other proprietary right or any other right whatsoever, save where such losses shall have resulted from the actions of such Seller Indemnitee.

11.4 The Purchaser shall have the right to assume and conduct promptly and diligently, at its sole cost and expense, the entire defence of any Seller Indemnitee against any such Claim as is referred to in Clauses 11.1 or 11.3 without prejudice to the provisions of Clauses 11.1 or 11.3 and subject to the Seller Indemnitee being indemnified and secured for the costs of any such action to its reasonable satisfaction.
The Seller shall have the right to assume and conduct promptly and diligently, at its sole cost and expense, the entire defence of any Purchaser Indemnitee against any such Claim as is referred to in Clauses 11.2 without prejudice to the provisions of Clauses 11.2 and 11.5 and subject to such Purchaser Indemnitee being indemnified and secured for the costs of any such action to its reasonable satisfaction.

11.5 Without prejudice to the Seller's liability under this Clause 11, the Seller hereby agrees to indemnify, reimburse and hold the Purchaser Indemnitees harmless from any Claims in any manner imposed upon, incurred by or asserted against such Purchaser Indemnitee to the extent arising out of facts or circumstances prior to Delivery and made on the grounds that any design, article or material in the Aircraft or any part thereof or the manufacture, operation or use thereof constitutes an infringement of patent, copyright, design, trademark or other proprietary right or any other right whatsoever, save where such losses shall have resulted from the actions of the Purchaser.

11.6 The indemnities given by the Purchaser in this Clause 11 shall not extend to Claims relating to any Seller Indemnitee:

(a) arising solely as a result of (or solely attributable to) the wilful misconduct, recklessness or gross negligence of any of such Seller Indemnitee;

(b) arising out of (or attributable to) a breach by the Seller (or Seller Indemnitee which is a party) of any of its material obligations (including its representations and warranties not being true and correct in any material respect) under the Transaction Documents;

(c) arising out of or attributable to an act, event, circumstance or omission that existed or occurred prior to Delivery;

(d) arising out of (or attributable to) Taxes or the imposition of Taxes; or,

(e) arising out of (or attributable to) such Seller Indemnitee’s liability as a manufacturer, service provider, or vendor (of maintenance or repair services) of or to the Aircraft or any part thereof.

11.7 The indemnities given by the Seller in this Clause 11 shall not extend to Claims relating to any Purchaser Indemnitee:

(a) arising solely as a result of (or solely attributable to) the wilful misconduct, recklessness or gross negligence of any Purchaser Indemnitee;

(b) arising out of (or attributable to) a breach by the Purchaser (or Purchaser Indemnitee which is a party) of any of its material obligations (including its representations and warranties not being true and correct in any material respect) under the Transaction Documents;

(c) arising out of or attributable to an act, event, circumstance or omission that exists or occurs subsequent to Delivery; or

(d) arising out of (or attributable to) Taxes or the imposition of Taxes.

11.8
With respect to the obligation of Purchaser (as lessor under the Novated Lease) under Clause 11.3 of the Novated Lease, Seller hereby makes the following covenant and assurance to Purchaser: Seller shall procure that each Previous Party (as defined in the Novated Lease) which is an "Indemnitee" under the Lease uses its reasonable endeavours to mitigate any Claim (as defined in the Lease) for which such Indemnitee may claim against Lessee pursuant to Clause 11.1 (of the Lease) or any other applicable provision of the Lease.

11.9
The Seller agrees to indemnify, defend and hold harmless the Purchaser and its successors and assigns from any and all liabilities, damages, losses, expenses, demands, claims, suits or judgements by any third party or parties, including attorney fees, costs and expenses, which arise out of any claims or demands contrary to the warranties of Seller set forth in 7.1 (i) hereunder.

12. Insurance

12.1 The Purchaser undertakes and agrees with the Seller that until the earlier of (i) the second anniversary of the Delivery Date and (ii) completion of the next scheduled Major Check (as defined in the Lease) to occur after the Delivery Date, the Purchaser will (i) procure that Lessee, so long as the Lease remains in effect, maintains liability insurance policies in respect of the Aircraft with the limit of coverage of such policy to be at least US$500,000,000.- on which the Seller Indemnitees shall be named as additional insureds, (ii) with respect to any subsequent lessee of the Aircraft during such period, procure that such lessee maintains liability insurance policies in respect of the Aircraft on which the Seller Indemnitees shall be named as additional insureds with the limit of coverage of such policy to be equal to that on which Purchaser, as lessor, is named additional insured, but in no event shall any such policy have limits less than US$350,000,000.-, and (iii) with respect to any off-lease period during which the Aircraft is not used in flight operation, for any reason whatsoever, during such period, maintain liability insurance policies in respect of the Aircraft on which the Seller Indemnitees shall be named additional insureds, with the limit of coverage and having such coverages as Purchaser maintains with respect to its other off-lease aircraft in its fleet, with such limit of coverage of such policy being no less than US$100,000,000.-. In the event the Aircraft is used in flight operations in any off-lease period the requirement for liability insurances with minimum coverage of US$ 350,000,000.- shall apply.

12.2 The Purchaser further undertakes and agrees with the Seller that the Purchaser shall, when requested by the Seller, produce to the Seller a certificate or other evidence as the Seller may reasonably require to show that the Purchaser has complied with the obligations set forth in Clause 12.1 above and the certificate shall contain provisions customary in the insurance market to protect the interests of the Seller Indemnitees and a severability of interest provision, all in terms reasonably satisfactory to the Seller. The Seller acknowledges that any certificate including the provisions of AVN67B (or its equivalent) will be satisfactory to the Seller, for so long as AVN67B (or its equivalent) represents, at the relevant time in the international insurance markets, best aviation insurance market practice.

13. Assignment/Transfer
No party shall assign, transfer or otherwise convey this Agreement, and all or any part of its rights or obligations hereunder to any person without the prior written consent of the other party hereto.

14. Confidentiality
The terms and conditions of this Agreement are to be kept confidential by the Seller and the Purchaser and each party acknowledges that this Agreement contains commercially sensitive information (collectively, the "Confidential Information") and agrees that such Confidential Information will not be disclosed by it without the prior written permission of each other party except to: (i) any permitted assignee or transferee of Purchaser or Seller, provided such assignee agrees to be bound by the terms of this or other substantially similar confidentiality clause, (ii) the extent necessary in connection with the enforcement of Seller’s or Purchaser’s rights or obligations hereunder, (iii) the extent disclosure may be required by applicable law or legal process; (iv) the potential financiers of Purchaser and Seller’s existing financiers, provided such potential or existing financiers agree to be bound by the terms of this or substantially similar confidentiality clause and (v) each party’s respective boards of directors, employees, auditors, management companies and legal or technical advisors, in which case, the disclosing party shall cause such person to agree to be bound by the terms of this or substantially similar confidentiality clause.

15. Miscellaneous

15.1 This Agreement constitutes the entire agreement between the parties and supersedes all previous statements, representations and agreements between the parties relating to the subject matter of this Agreement.

15.2 No delay or omission by any party in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or be construed as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by Law.

15.3 No amendment to this Agreement, including but not limited to this Clause 15.3, shall be effective unless in writing and duly signed by all parties hereto.

15.4 If at any time any one or more of the provisions in this Agreement is or becomes invalid, illegal or unenforceable in any respect under any Law, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be in any way affected or impaired thereby.

15.5 Each party shall pay its own legal and professional costs and expenses in respect of the negotiation, documentation and closing of the transactions contemplated by this Agreement, including, inter alia, the Purchaser paying its own costs and expenses associated with the inspection of the Aircraft. All costs and expenses of the Lessee relating to the novation of the Lease shall be borne by Seller. Costs in connection with the registration of the Purchaser’s and its financier’s title in and to the Aircraft and the Novated Lease shall be for the account of the Purchaser.

15.6 Each party undertakes to reasonably cooperate with the other to execute and deliver any and all such other documents as may be reasonably requested by the other party in order to effectuate the intent, purposes and terms of this Agreement.

16. Notices

16.1 Any notice or other communication to be given under or for the purposes of this Agreement shall be in writing and shall be treated as properly served or given if hand delivered or sent by international courier, registered post or legible facsimile to the relevant person at the following address or facsimile number (or such other address or facsimile number as that person may by notice designate in writing from time to time to the person giving the notice);

                Seller:     Pembroke Capital Aircraft (Shannon) Limited
Address:      Shannon Airport House
                Shannon, Co. Clare
Ireland
Telephone:     +353 (61) 701-600
Facsimile No:     +353 (61) 474912
Attention:     Mr. John McKechnie

            Purchaser:     AeroCentury Corp.
Address:     1440 Chapin Ave, Suite 310
Burlingame, California 94010, USA
Telephone:     +1 650 340 1880
Facsimile No:     +1 650 696 3929
Attention:     Marc J. Anderson

16.2 Any notice or other communication shall be deemed to have been received by the recipient:

(a) in the case of a letter which is hand delivered, when actually delivered and, in the case of a letter which is sent by registered post, on the third day after posting (or on actual receipt, if earlier); or

(b) in the case of transmission by legible facsimile, at the time of transmission.

16.3 Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication.

16.4 All communications and documents delivered pursuant to or otherwise relating to this Agreement shall either be in English or accompanied by a certified English translation prepared by a competent translator.

17. Governing Law and Jurisdiction

17.1 This Agreement is governed by and shall be construed in accordance with the laws of the Federal Republic of Germany.

17.2 The parties irrevocably agree that the courts of Frankfurt am Main, Federal Republic of Germany shall have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly any suit, action or proceedings arising out of or in connection with this Agreement ("Proceedings") may be brought in such courts.

17.3 The parties irrevocably waive any objection which they may have now or hereafter to the laying of any Proceedings in any such court as is referred to in Clause 17.2 and any claim that any Proceedings have been brought in an inconvenient forum and further irrevocably agree that a judgement in any Proceedings brought in any court referred to in Clause 17.2 shall be conclusive and binding upon them and may be enforced in the courts of any other jurisdiction.

17.4 Each of the parties hereby consents generally in respect of any Proceedings arising out of or in connection with this Agreement to the giving of any relief or the issue of any process in connection with such Proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such Proceedings.

17.5 In respect of any Proceedings between the parties arising out of or in connection with this Agreement, the Purchaser hereby appoints:
Faegre & Benson LLP
Main Tower
Neue Mainzer Strasse 52-58
60311 Frankfurt am Main
Germany
Attention: Executive Partner

to receive notification as process agent on Purchaser’s behalf in Germany in connection with any such Proceedings. In the event such process agent ceases to so act, the Purchaser will promptly appoint another person as process agent and inform Seller and Seller's process agent accordingly.

17.6 In respect of any Proceedings between the parties arising out of or in connection with this Agreement, the Seller hereby appoints:

Schierk & Bechtloff

NeumŸhlen 23,

22763 Hamburg

Germany

to receive notification as process agent on Seller’s behalf in Germany in connection with any such Proceedings. In the event such process agent ceases to so act, the Seller will promptly appoint another person as process agent and inform Purchaser and Purchaser's process agent accordingly.

17.7
The parties hereto agree that a copy of any statement of claim ("Klageschrift") sent to the courts of Frankfurt am Main, Germany, shall be sent, on the same day, to such other party named as defendant in that statement of claim at the address for notification set forth in Clause 16.1 hereof.

IN WITNESS whereof the parties hereto have entered into this Agreement the day and year first above mentioned.

Schedule 1
Description of Aircraft

Manufacturer:             FOKKER

Aircraft type:
One FOKKER model F.28 MK 0100 Aircraft (also described: in the FAA records as - F.28 MK 0100, in the International Registry drop down menu as - FOKKER model F100, and in the International Registry by free text entry as - model F28MK0100 and in the Type Certificate Data Sheet as - FOKKER model F.28 Mark 0100)

    Aircraft serial number:        11331

    Engine manufacturer:     ROLLS ROYCE

Engine type:	Rolls Royce Tay Mark 650-15 (also identified on the International Registry drop down menu as ROLLS ROYCE model TAY650)

    Engine serial numbers:     17206 and 17264

    Landing Gear manufacturer:     Messier-Dowty

Nose: Part Number 201071001
Serial Number: XC93107

LH Main: Part Number 201072013
Serial Number: M-DG-0261

RH Main: Part Number 201072014
Serial Number: M-DG-0262

        APU manufacturer:    Honeywell
                        Model: GTCP 36-150RR
                        Serial Number: P-378C

Schedule 2

Bill of Sale

Pembroke Capital Aircraft (Shannon) Limited, a company incorporated in Ireland, having its registered office at Shannon Airport House, Shannon, Co. Clare, Ireland (the "Seller") is the owner of the full legal and beneficial title to the following described aircraft and engines described below (hereinafter, collectively, referred to as the "Aircraft"):

(1) one FOKKER model F.28 MK 0100 Aircraft (also described: in the FAA records as - F.28 MK 0100, in the International Registry drop down menu as - FOKKER model F100, and in the International Registry by free text entry as - model F28MK0100 and in the Type Certificate Data Sheet as - FOKKER model F.28 Mark 0100) airframe bearing manufacturer’s serial number 11331;

(2) two Rolls Royce Tay Mark 650-15 (also identified on the International Registry drop down menu as ROLLS ROYCE model TAY650) engines bearing the following manufacturer’s serial numbers: 17206 and 17264;

(3)  all appliances, parts, accessories, appurtenances, instruments, components and other items of equipment which are installed or incorporated in or on the aircraft and engines described in (1) and (2) above; and

(4) the Aircraft Documents.

For and in consideration of the payment of the Purchase Price under the Aircraft Sale Agreement dated ___ June 2007 (the "Sale Agreement") between the Seller and AeroCentury Corp., a United States, State of Delaware corporation, having its principal place of business at 1440 Chapin Ave. Suite 310, Burlingame, California 94010, USA (the "Purchaser"), the Seller hereby this ___________ day of ___________ 2007 grants, conveys, transfers, assigns, bargains and sells, delivers and sets over, all of the Seller's right, title and interest in and to the Aircraft, unto the Purchaser.

This Bill of Sale is first executed and delivered to the Purchaser by the Seller and then countersigned and delivered to the Seller by the Purchaser pursuant to the terms of the Sale Agreement and capitalized terms not otherwise defined herein shall be as defined in the Sale Agreement.

The Seller hereby warrants to the Purchaser, its successors and assigns, that there is hereby conveyed to the Purchaser on the date hereof, all legal and beneficial title, and good and marketable title to the Aircraft free and clear of any Security Interests whatsoever except for Permitted Liens but including, free and clear of any Lessor Liens; provided, however, Seller shall have no responsibility for and does not warrant that the Aircraft is free of Lessor Liens created by Purchaser. The Seller agrees with the Purchaser and its successors and assigns that Seller will warrant and defend such title forever against all claims and demands whatsoever.

Seller herewith transfers the title to the Aircraft to the Purchaser and Purchaser accepts such transfer of title.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this instrument to be executed by their duly authorized officers this _______ day of _________ 2007.

SIGNED and DELIVERED
on behalf of
Pembroke Capital Aircraft (Shannon) Limited

By: ____________________________

Name: ____________________________

Its: ____________________________

Accepted and Agreed:

On behalf of
AeroCentury Corp.

By: ____________________________

Name: ____________________________

Its: _______________________________

SIGNATURE PAGE
AIRCRAFT SALE AGREEMENT
MSN 11331

SIGNED for and on behalf of
Pembroke Capital Aircraft (Shannon) Limited

By: ____________________________

Name: ____________________________

Its: ____________________________

SIGNED for and on behalf of
AeroCentury Corp.

By: ____________________________

Name: ____________________________

Its: ____________________________